EXHIBIT 10.2(d)

AGREEMENT

Stephen J. Luczo

This AGREEMENT (“Agreement”) is entered into as of the 26th day of October 2006, by and between Seagate Technology, a limited company domiciled in the Cayman Islands (“Company”), and Stephen J. Luczo (“Luczo”).

Luczo and a subsidiary of the Company, Seagate Technology (US) Holdings, Inc., a Delaware corporation (“ST US”) previously entered into an amended and restated employment agreement, dated July 3, 2004 (the “Employment Agreement”) pursuant to which Luczo, in relevant part, has been employed as an executive officer of the Company and ST US and as executive Chairman of the Board of Directors of the Company.

Effective as of the close of business on October 26, 2006 (the “Commencement Time”), the Company and Luczo (collectively, the “Parties”) have agreed that (i) the Employment Agreement shall terminate and no longer be of any force or effect and (ii) Luczo will no longer serve as an employee or officer of the Company or ST US, or serve in any other position with the Company, ST US, or any of their affiliates, except that Luczo will continue to serve as Chairman of the Board of Directors of the Company, in a non-executive capacity, pursuant to the terms of this Agreement.

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term of Employment. At the Commencement Time, Luczo shall no longer serve as an employee or officer of the Company or ST US, or serve in any other position with the Company, ST US, or any of their affiliates, except that Luczo shall continue to serve as Chairman of the Board of Directors of the Company in a non-executive capacity. Luczo’s employment with the Company and ST US will terminate for all purposes as of the Commencement Time. Luczo’s service as non-executive Chairman of the Board of Directors of the Company following the Commencement Time shall continue in accordance with provisions of the Company’s governing documents and the law of the Cayman Islands.

2. Position. Luczo shall serve as the non-executive Chairman of the Board of Directors of the Company (“Chairman”). In such position, Luczo shall have duties and authority at a level consistent with such position and such other duties and responsibilities as shall be determined from time to time by the Board of Directors of the Company (the “Board”), so long as any such determinations are consistent with the Company’s governing documents and the law of the Cayman Islands.

3. Termination of Employment. Luczo acknowledges and agrees that for all purposes (including under the Employment Agreement or otherwise), Luczo’s employment with the Company and ST US will terminate effective as of the Commencement Time, at which time Luczo will transition into his position as non-executive Chairman of the Board. Luczo further agrees that none of the execution of this Agreement, the cessation of Luczo’s service as an employee and officer of the Company and ST US, the cessation of any other service with the Company, ST US or any of their affiliates pursuant to this Agreement, or the performance of Luczo’s services as non-executive Chairman on and after the Commencement Time under the Agreement will entitle Luczo to any payment or benefit under any plan, program, arrangement or agreement with the Company, ST US or any of their respective affiliates other than as expressly set forth herein or as provided under the terms of the Company’s 2004 Stock Compensation Plan (“2004 Plan”).

4. Directors Fees; Equity Awards. During the period commencing as of July 1, 2006 and ending on the date that Luczo’s service as a member of the Board ceases (the “Term”), Luczo shall be entitled to receive (i) an annual cash retainer and other cash directors’ fees payable generally to non-management members of the Board, with such amounts payable at such times as such amounts are paid to non-management members of the Board generally, and (ii) for so long as Luczo remains non-executive Chairman of the Board, an additional annual retainer in the amount of $150,000, payable in equal quarterly installments (collectively, the “Directors Fees”).

The Company and Luczo agree that the Company shall pay to Luczo at the Commencement Time the quarterly installments of the Directors Fees payable during that portion of the Term that elapsed prior to the Commencement Time. Luczo acknowledges and agrees that the Directors Fees shall be Luczo’s only cash remuneration during the Term, and that Luczo shall have no right to any bonus compensation in respect of the fiscal year ending June 29, 2007 or any subsequent fiscal year. Nothing herein shall affect Luczo’s right to any bonus or other compensation for the fiscal year ending June 30, 2006. Pursuant to the terms and conditions of the 2004 Plan, as amended from time to time (and/or any subsequent or successor plan), from and after the Commencement Time, Luczo shall be entitled to receive such equity awards as generally granted each year to members of the Board who are not employees of the Company.

5. Benefits. During the Term, Luczo shall be provided with the use of an office at the Company’s corporate offices in Scotts Valley, California and the services of an administrative assistant to the extent reasonably necessary to support Luczo in his role as an outside director and Chairman of the Board. In addition, during the Term, Luczo shall be entitled to the use for personal reasons of the Company’s corporate aircraft and car service (so long as such aircraft and/or car service are not being used in the business of the Company and are otherwise available); provided that Luczo reimburses the Company for the Company’s full cost associated with any such use (as reasonably determined by the Company).

6. Business Expenses. During the Term, reasonable business expenses incurred by Luczo in the performance of Luczo’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the Parties with respect to the service of Luczo with the Company, and this Agreement supersedes all prior agreements and understandings (including the Employment Agreement and any verbal agreements) between Luczo and the Company, ST US and/or its affiliates regarding the terms and conditions of Luczo’s employment with the Company, ST US and/or its affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Luczo. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Set Off. The Company’s obligation to pay Luczo the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Luczo to the Company or its affiliates.

g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Seagate Technology

920 Disc Drive

Scotts Valley, CA 95066

Attention: General Counsel

If to Luczo: To the most recent address of Luczo set forth in the records of the Company.

i. Luczo Representation. Luczo hereby represents to the Company that the execution and delivery of this Agreement by Luczo and the Company and the performance by Luczo of Luczo’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any agreement or policy to which Luczo is a party or otherwise bound.

j. Cooperation. Luczo shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Luczo’s service hereunder or prior employment with the Company and/or ST US. This provision shall survive any termination of this Agreement.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SEAGATE TECHNOLOGY

/s/ William D. Watkins
By:	William D. Watkins
Title:	Chief Executive Officer

/s/ Stephen J. Luczo
Stephen J. Luczo